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                                                                   EXHIBIT 10.66

           [TEXAS BIOTECHNOLOGY CORPORATION LETTERHEAD]

June 1, 1993


Mr. Joseph M. Welch
304 Sharpless Street
West Chester, PA 19382



Dear Joe:

I am pleased to extend to you the offer to join Texas Biotechnology Corporation as Vice President, Business Development. This offer is effective on the date the Board of Directors of Texas Biotechnology Corporation approves a new financing. I think you will add a new and valuable dimension to our management team and will contribute significantly toward the development of Texas Biotechnology in the future.

The following confirms my offer discussed with you over the telephone:


     o    $125,000 per annum salary to be reviewed annually

     o An incentive equal to 25% of your earned salary. The actual amount of the incentive will be based on your and the Company's performance versus approved goals. This incentive may be paid in cash or incentive stock options at the discretion of the Board of Directors.

     o Life insurance benefits of one times your annual salary as provided by the Company. You will also be eligible to participate in the Company's 401(k) retirement program.

     o    Vacation of four weeks per year


     o Stock Options in the amount of 175,000 shares at an exercise price $.50 per share, as determined by the Board of Directors, exercisable in three (3) annual equal amounts under the Company's 1990 Incentive Stock Option Plan.


     o Six months salary continuation in the event your employment is terminated by the company other than for voluntary or "just cause" reasons.


     o Reasonable relocation expenses related to your move to the Houston area, which should be as soon as practical. Included in the relocation, the company will cover commission on the sale of your house, packing and the shipping of your household goods, temporary living as appropriate, and approved closing costs, if any, on the purchase of a new residence. All relocation expenses will be grossed up.








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                                                            Mr. Joseph M. Welch
                                                                   June 1, 1993
                                                                       Page -2-


          I am delighted to welcome you to Texas Biotechnolody Corporation. I look forward to a close, professional, and personal relationship and to the ultimate success of the Company.

          Sincerly yours,

          /s/ DAVID B. McWILLIAMS
          David B. McWilliams
          President and Chief Executive Officer

          DBM/kdc

Texas Biotechnology

Corporation

          AGREED AND ACCEPTED THIS 17 DAY OF JUNE, 1993

          /s/ JOSEPH M. WELCH
          -----------------------------
          Joseph M. Welch